Cohen Fund Audit Services, Ltd.	216.649.1700
1350 Euclid Ave., Suite 800	216.579.0111 fax
Cleveland, OH 44115-1877 www.cohenfund.com

March 1, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 77-K of Form N-SAR dated March 1, 2013, of the Crawford Dividend Growth Fund, a series of Unified Series Trust and are in agreement with the statements contained in the “Change in Independent Registered Public Accounting Firm” letter therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

COHEN FUND AUDIT SERVICES, LTD.

Certified Public Accountants

Registered with the Public Company Accounting Oversight Board